Exhibit 10.1

MANAGEMENT AGREEMENT

Dated as of July [●], 2021

This MANAGEMENT AGREEMENT (this “Agreement”) is effective as of the [●]th day of [July], 2021, among HEALTHCARE ROYALTY, INC., a Delaware corporation (the “Company”), and HCRX MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Section 1 (Definitions).

R E C I T A L S:

WHEREAS, the Company was formed for the purpose of investing its assets in Healthcare Royalty Holdings, L.P. (“Holdings”) and the Subsidiaries of Holdings;

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance of the Manager and to have the Manager perform various investment management services for the Company; and

WHEREAS, the Manager is willing to perform such services under the terms and conditions as set forth herein and in accordance with the terms of the Certificate of Incorporation and Bylaws of the Company (“Organizational Documents”) and subject to the oversight of the Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.
“Affiliate”	with respect to any specified Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for purposes of this Agreement, each of the Company and Cowen shall not be deemed to be an Affiliate of the Manager.
“Agreement”	shall have the meaning set forth in the preamble of this Agreement.

“Applicable Party”	means HCRX EPA, the Manager or an executive officer of the Manager or HCRX EPA (including Mr. Futch).
“Board of Directors”	means the board of directors of the Company.
“Business Day”	means a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.
“Cause”	will exist where (i) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused HCRX EPA or the Manager to commit) a material breach of a material provision of the Organizational Documents of the Company, the limited partnership agreement of Holdings, or this Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused HCRX EPA or the Manager to commit) willful misconduct in connection with the performance of its duties under the terms of the Organizational Documents of the Company, the limited partnership agreement of Holdings, or this Agreement, (iii) there is a declaration of bankruptcy by an Applicable Party, or (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) of the HCRX Group and its Affiliates (taken as a whole).

“Change of Control”	a change of control shall be deemed to have occurred if: (i) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, (ii) a merger or consolidation of the Company with or into any other Person or any other transaction or a series of related transactions, the result of which is that a third party (or a group of third parties) that is not an Affiliate of the Company or the Manager immediately prior to such transaction acquires or holds capital stock of the Company representing 40% of the Company’s outstanding voting power immediately following such transaction, or (iii) a change in the composition of the Board of Directors as a result of which the majority of the members of the Board of Directors cease to be Continuing Directors. Notwithstanding the foregoing, the following events do not constitute a Change of Control: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after such transaction; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an Affiliate of the Company or the Manager; (C) the Company’s initial public offering and any subsequent registered offerings or secondary sales by the Continuing Investors of any of the Company’s securities, unless any such subsequent registered offering or secondary sale results in a third party who is not an Affiliate owning more than 40% of the Company’s outstanding voting power immediately following such offering or sale; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
“Code”	means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Company”	shall have the meaning set forth in the preamble of this Agreement.
“Competing Fund”	means a Person or pooled investment or asset management vehicle investing Royalty Investments, other than (i) the Company, Holdings or any of their respective direct or indirect Subsidiaries, (ii) any of the Legacy Vehicles for which the Manager or any of its Affiliates acts as the general partner or investment manager, or (iii) any Person or vehicle approved by the independent members of the Board of Directors.
“Confidential Information”	means any proprietary information relating to the organization, finances, business, transactions or affairs of the Company or the Manager or any of their Affiliates as the case may be.
“Continuing Director”	means, as of any date of determination, any member of the Board of Directors who: (i) was a member of the Board of Directors upon closing of the Company’s initial public offering, or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Continuing Investors”	means the investors who received limited partnership interests in HCRX Feeder Fund L.P.

“Control”	means, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; provided, however, that customary approval and veto rights granted to minority equity holders of a Person shall not be deemed to constitute “Control” of such Person.
“Cowen”	means Cowen, Inc., a Delaware corporation, and its Affiliates
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Good Reason”	means the occurrence of either of the following: (i) a failure by the Board of Directors to obtain Manager’s consent to an amendment of the Organizational Documents pursuant to Section 9(b) or to the adoption or amendment of any policy, compliance procedure or reporting requirement pursuant to Section 9(c) of this Agreement or (ii) a material breach by the Company (at the direction of the Board of Directors) of its obligations to Manager (without Manager’s prior waiver or consent) under this Agreement, which breach, if capable of being cured, is not cured within 30 days after the Company receives notice of such breach.
“HCRX EPA”	means HCRX EPA Holdings, LLC, a Delaware limited liability company.
“HCRX Group”	means the Company and its Subsidiaries.
“Holdings”	shall have the meaning set forth in the preamble to this Agreement.
“Initial Term”	shall have the meaning set forth in Section 16.
“Indemnitee”	shall have the meaning set forth in Section 13(a).
“Legacy Vehicle”	means each of HealthCare Royalty Partners, L.P. and HealthCare Royalty Partners II, L.P. and HealthCare Royalty Partners II-A, L.P..
“Manager”	shall have the meaning set forth in the preamble of this Agreement.
“Operating and Personnel Payment”	shall have the meaning set forth in Section 10.
“Organizational Documents”	shall have the meaning set forth in the recitals of this Agreement.

“Person”	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.
“Renewal Term”	shall have the meaning set forth in Section 16.
“Royalties”	means intellectual property (including patents) or other contractual rights to income derived from the sales of, or revenues generated by, pharmaceutical, biopharmaceutical, medical and/or healthcare products, processes, devices, or enabling and delivery technologies that are protected by patents, trademarks or copyrights, governmental or other regulations or otherwise by contract, contractual rights to debt, and synthetic rights.
“Royalty Investment”	means any acquisition of (including, without limitation, any secondary purchase of existing assets), or financing or investment in, or any acquisition, financing or investment relating directly or indirectly to Royalties, which may include, without limitation (i) purchases of Royalties, (ii) Royalty notes, (iii) SYNTHETIC ROYALTYTM financings, (iv) ownership interests in any entities, including entities formed for the purpose of holding Royalties or substantially all of the assets of which consist of Royalties; (v) structured debt, (vi) any securities, investments or contracts that may provide a hedge for Royalties; and (vii) other assets and investments considered by the Manager to be related to the foregoing.
“Royalty Receipts”	means, with respect to each investment that is indirectly held by the Company through a Subsidiary, all cash or other proceeds received in respect of such investment during the applicable period.
“Stockholder”	means a stockholder of the Company.
“Subsidiary”	of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 2.	Interpretation and Construction.

(a)       In this Agreement, unless a clear contrary intention appears:

(i)       common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii)      where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii)     “any” shall mean “one or more”;

(iv)     “including” and with correlative meaning “include” means including without limiting the generality of any description preceding such term; and

(v)     all references to “funds”, “dollars” or “payments” shall mean United States dollars.

(b)       The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

Section 3.            Appointment of the Manager. The Company hereby appoints the Manager to act as manager to the Company on the terms and conditions set forth in this Agreement, and Manager hereby accepts such appointment. The Company and the Manager agree that the Manager shall have the discretion to make all day-to-day decisions of the Company relating to its investment activities subject to the oversight, direction and control by the Board of Directors, which may include, without limitation, (a) sourcing, identifying and evaluating prospective Royalty Investments, (b) structuring and negotiating the acquisition and disposition of Royalty Investments on behalf of the Company and its Subsidiaries, (c) monitoring Royalty Investments and (d) performing the day-to-day investment and administrative operations of the Company and its Subsidiaries. The Manager shall perform its obligations under this Agreement in a diligent and timely manner.

Section 4.           Authority of the Manager. In connection with its obligations hereunder, the Manager shall have the authority for and in the name of the Company, subject to Section 5 (Policies of the Company) and Section 9 (Investments), to:

(a)              invest the Company’s assets, through Holdings or any other Subsidiary of the Company;

(b)             direct the formulation of investment policies and strategies for the Company in accordance with Section 9 hereof, and identify, source, select, evaluate and approve the investment of Company funds, all in accordance with the provisions and limitations of this Agreement;

(c)             open, maintain and close bank accounts, make wire transfers and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d)             incur expenses and obtain reimbursement from the Company for such expenses in accordance with Section 12 of this Agreement;1

(e)             investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Manager deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical and scientific advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, consultants and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(f)                negotiate, enter into, execute, maintain, modify and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Company and do or perform all such things as may be necessary or advisable in furtherance of the Company’s powers, objects or purposes or to the conduct of the Company’s activities, including (i) entering into acquisition agreements to make or dispose of investments (or consenting or authorizing any Subsidiary to do the same) which agreements may include such representations, warranties, covenants, indemnities and guaranties as the Manager deems necessary or advisable and (ii) entering in financing, loan or credit agreements contracts, undertakings or arrangements, and incurring indebtedness thereunder, in such amounts as the Manager deems necessary or advisable;

1 Note to Ropes: The idea here was to clarify that Manager is permitted to undertake the activities for which it is permitted to seek reimbursement pursuant to Section 12.

(g)             make, in its sole discretion, any and all elections for U.S. federal, state, local and foreign tax matters;

(h)             manage, acquire or dispose of investments for the Company as permitted hereunder and under the Organizational Documents;

(i)              vote, in its sole discretion, any shares, units or interests of any Subsidiary held by the Company or otherwise authorize, approve or adopt any matter presented to the holders of shares, units or interests of any Subsidiary held by the Company;

(j)               engage attorneys, independent accountants, other service providers, investment banks, accountants and other advisers and such other Persons as the Manager may deem necessary or advisable;

(k)             provide service providers and advisers to the Company, with such information and instructions as may be necessary to enable such service providers and advisers to perform their duties in accordance with the applicable agreements;

(l)               oversee all reporting, recordkeeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including the Sarbanes-Oxley Act of 2002;

(m)             manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(n)             maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed by the Company with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements; and

(o)             authorize any partner, member, employee or other agent of the Manager or its Affiliates or other agent of the Company to act for and on behalf of the Company in all matters incidental to the foregoing; and

(p)             do any and all acts on behalf of the Company as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Company, and exercise all rights of the Company, with respect to their interest in any Person, including the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of proceedings and other like or similar matters.

The Company hereby appoints the Manager as its attorney-in-fact to act in the Company’s name, place and stead on behalf of the Company in any and all matters relating to the investment of the cash and other assets of the Company and to sign, execute and deliver any and every conceivable right (including, without limitation, any contract, agreement, instrument, consent, notice or acknowledgement) and to do all other acts and things and take any and every act or action, in each case in the Company’s name and on the Company’s behalf, which the Manager in its sole discretion deems necessary or otherwise appropriate in the performance of its duties under this Agreement. The power of attorney hereby granted by the Company to the Manager pursuant to this Section shall remain in force during the continuance of this Agreement and all acts done and documents signed or executed by the Manager in good faith in the purported exercise of any authority conferred by or purport to this power of attorney shall for all purposes be valid and binding on the Manager.

Section 5.	Policies of the Company.

(a)	The activities engaged in by the Manager on behalf of the Company shall be subject to the written policies, instructions, oversight and control of the Board of Directors.

(b)	Within 30 days after the beginning of each quarter, the Manager shall provide the Board of Directors with a summary of all investment activities undertaken in the prior quarter, along with any other material developments in the business or activities of the Company. In addition, the Manager shall meet with the Board of Directors on a quarterly basis to discuss its activities on behalf of the Company.

(c)	The Board of Director’s rights pursuant to Section 5(b) are informational only, and the the Board of Directors shall have no consent rights over any investments except as otherwise provided in the Organizational Documents of the Company or in the investment policies of the Company.

Section 6.           Covenant/Devotion of Time. The Manager shall not manage another entity that invests or acquires, directly or indirectly, Royalty Investments, other than the Company, Holdings, or any of their direct or indirect Subsidiaries, and any Legacy Vehicle. The executives of the Manager must devote substantially all of their business time to managing the Company, Holdings, or any of their direct or indirect Subsidiaries, and any Legacy Vehicle, unless otherwise approved by the Board of Directors. Any action that has been approved by the Board of Directors as set forth in the immediately preceding sentence shall be set forth on Exhibit A, which shall be amended from time to time to reflect any actions approved by the Board of Directors after the date of this Agreement. The provisions of this Section 6 shall no longer apply following the occurrence of a Change of Control or a Good Reason event, and the taking of any actions inconsistent with this Section 6 shall not be taken into account in determining whether an Applicable Party has committed an act that would constitute “Cause”.

Section 7.	Non-Competition and Non-Solicit.

(a)       Every named executive officer of the Manager shall not during its tenure as an executive of the Manager and for a period of 12-months following the termination of its engagement with or employment by the Manager directly or indirectly, close, advise, raise money for, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund. Manager shall cause each of its key employees to enter into non-competition agreements with Manager that are substantially consistent with the terms of this Section 7, unless such agreement would be prohibited by applicable law, rule or regulation.

(b)       Each of the Manager and its Affiliates shall not during the time it is acting as manager or general partner or in a similar capacity for the Company and for a period of 12-months following any termination of this Agreement for Cause directly or indirectly, close, advise, raise money for, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund.

(c)       The provisions of Section 7(a) and Section 7(b) shall no longer apply upon the occurrence of a Change of Control or a Good Reason event, and the taking of any such actions shall not be taken into account in determining whether an Applicable Party has committed an act that would constitute “Cause”.

(d)       During the time that Manager is acting as manager or general partner or in a similar capacity for the Company and for a period of 12-months following any termination of this Agreement for Cause, the Manager shall use commercially reasonable efforts to cause Cowen not to, directly or indirectly, close, advise, raise money for, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund.

Section 8.          Status of the Manager. The Manager shall, for all purposes hereof, be an independent contractor and not an employee of the Company and nothing in this Agreement shall be construed as making the Company a partner or co-venturer with the Manager or any of its Affiliates or other funds, investment vehicles or accounts to which the Manager provides investment services. The Manager shall not have authority to act for, represent, bind or obligate the Company, except as specifically provided in this Agreement.

Section 9.         Investments. All investments of the Company and other activities undertaken by the Manager on behalf of the Company shall at all times conform to and be in accordance with the requirements imposed by the following:

(a)              any provisions of applicable law and regulation;

(b)             provisions of the Organizational Documents; provided, however, that the Manager shall not be bound by any amendment of any Organizational Document unless and until it has been given written notice thereof and has been provided with a copy of such amendment and, provided, further, that Manager’s consent shall be required for any such amendment that is materially adverse to the Manager or that imposes materially different obligations or restrictions on the Manager; and

(c)              without prejudice to Section 5, such policies, compliance procedures and reporting requirements as may be adopted from time to time by the Board of Directors; provided, however, that the Manager shall not be bound by any such policies, unless and until it has been given written notice thereof and provided, further, that Manager’s consent shall be required for any such policies that constitute a materially adverse change or materially different change to the policies applicable to Manager.

For the purpose of Section 9(b)-(c), a “materially different” provision or policy shall include, without limitation, any material change in the number of investments the Manager may execute in a given year or any change in the industries in which Manager may make investments.

Section 10.	Operating and Personnel Payment.

(a)               The Manager shall receive a quarterly operating and personnel payment equal to the $100,000 (the “Operating and Personnel Payment”). The Operating and Personnel Payment shall be payable by the Company (i) for the first fiscal quarter, on the date that is 3 Business Days from the date hereof, and (ii) thereafter, quarterly in arrears as of the last Business Day of each fiscal quarter.

(b)               The Company and its Subsidiaries shall have no employees of their own.

(c)               For any partial fiscal quarter in respect of which the Operating and Personnel Payment is being paid, including in the event that this Agreement is terminated for Cause during a quarter, the Company shall pay only a proportionate amount thereof based on the number of days in such fiscal quarter.

(d)               To the extent that an investment of the Company is made through any Affiliate or a Subsidiary other than Holdings, then the Company shall cause, or permit the Manager to cause, such Affiliate or Subsidiary to enter into a management agreement with the Manager on substantially the same terms as the Management Agreement between the Manager and Holdings, including with respect to any operating and personnel payment.

Section 11.         Expenses of the Manager. The Manager or its Affiliates, but not the Company or any of its Subsidiaries or any Stockholder, shall bear and be charged with the following costs and expenses of the Company’s activities: (a) any costs and expenses of providing to the Company the office overhead necessary for the Company’s operations, including, but not limited to, rent and other normal overhead and operating expenses; (b) the compensation of the Manager’s personnel, including, but not limited to, benefits, and other expenses for such personnel; and (c) similar expenses to the extent that such expenses are not subject to reimbursement by the Company pursuant to Section 12 (Company Expenses).

Section 12.          Company Expenses. The Company shall bear and be charged with all expenses of the Company and its Subsidiaries (through its investment in such Subsidiaries) other than expenses that are expressly borne by the Manager pursuant to Section 11 (Expenses of the Manager) including, without limitation, the following costs and expenses of the Company:

(a)               all organizational, administrative and operating expenses incurred on its behalf, including interest and financing expenses, expenses of custodians, administrators, accountants, auditors, outside counsel and other similar service providers, the cost of the preparation of financial statements, reports to Stockholders, the annual audit, financial and tax returns, tax and other similar reports required for the Company and the Stockholders, extraordinary items such as litigation, indemnification and other similar expenses, and any taxes, fees or other government charges levied against the Company;

(b)                independent valuation expenses (if applicable);

(c)               expenses incurred in providing any reporting to Stockholders or regulatory reporting, printing and mailing costs;

(d)               third party research costs and expenses, including consultants, senior advisors and regional advisors to the Company and its Subsidiaries;

(e)               administrative expenses (including any fee payable to an administrator, if appointed by the Company), government fees and taxes (if any);

(f)               expenses incurred in connection with any meeting of the Stockholders, including, without limitation, travel, meal and lodging expenses and ancillary activities related thereto;

(g)               fees and expenses related to regulatory compliance burdens of the Company or any Subsidiary or any investment of any Subsidiary;

(h)               premiums for insurance;

(i)                 any registration or filing fees relating to the Company or any Subsidiary;

(j)               all out-of-pocket costs and expenses, if any, incurred in sourcing, analyzing, conducting due diligence, holding, developing, negotiating, structuring, acquiring and disposing of investments and prospective investments, whether or not ultimately made, and managing and disposing of actual investments, including without limitation any financing, legal, accounting, advisory and consulting expenses in connection therewith (to the extent the Manager is not otherwise reimbursed by another party or the costs are not capitalized as part of the acquisition price of the transaction);

(k)               expenses (including travel expenses) incurred in connection with sourcing and investigating investment opportunities, developing business opportunities for the Subsidiaries of the Company and monitoring their investments (including attending medical and industry conferences) and in connection with attending or sponsoring life science industry conferences and marketing events;

(l)                interest on and fees and expenses arising out of all borrowings made by or on behalf of the Company, including, but not limited to, the arranging thereof;

(m)             costs of any litigation, Directors & Officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

(n)               expenses of liquidating the Company;

(o)               all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company;

(p)               any expenses in connection with the Board of Directors;

(q)               contributions to charities, research hospitals and academic institutions reasonably related to the biopharmaceutical industry, in each case to strengthen the “Healthcare Royalty” brand and relationships in the life sciences community; provided that the expenses set forth in this clause shall not exceed 0.25% of annual Royalty Receipts during any fiscal year (measured as of the end of such fiscal year) without the approval of the Board of Directors;

(r)                legal and accounting fees and expenses and other expenses incurred by the Company in connection with the preparation for, and conduct and closing of any offering of additional shares in the Company;

(s)                the Company’s pro rata share of the expenses incurred in the formation of any Subsidiary; and

(t)                any costs and expenses incurred in connection with the contemplation of, formation of, listing and ongoing operation of the Company, including any third-party expenses of managing the Company, such as accounting, audit, legal, reporting, compliance, administration (including directors’ fees), financial advisory, consulting, investor relations, and insurance expenses relating to the affairs of the Company.

The Company shall promptly reimburse the Manager or any of its Affiliates, as the case may be, to the extent that any of the costs and expenses set forth in this Section 12 are paid by such entities, provided, however, that any expenses incurred by the Manager or any of its Affiliates on behalf of the Company and its Subsidiaries shall only be reimbursed once, and the Company will have no obligation to reimburse the Manager for any expenses to the extent Holdings has reimbursed the Manager for such expenses pursuant to the Management Agreement by and between Holdings and the Manager.

Section 13.	Exculpation.

(a)               To the fullest extent permitted by law, none of the Manager, its Affiliates including HCRX EPA and their respective officers, directors, stockholders, members, employees, agents and partners, and any other person who serves at the request of the Manager on behalf of the Company as an officer, director, employee or agent of, or with respect to, any other entity (each, an “Indemnitee”) shall be liable to the Company or any Subsidiary or any Stockholder for (i) any act or omission taken or suffered by an Indemnitee in connection with the conduct of the affairs of the Company or otherwise in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws by such Indemnitee, and except that nothing herein shall constitute a waiver or limitation of any rights which a Stockholder of the Company may have under applicable securities laws or other laws and which may not be waived, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Company selected and monitored by the Manager with reasonable care.

(b)               To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or another Stockholder, the Manager acting under this Agreement or refraining from taking action under this Agreement, shall not be liable to the Company or to any such other Stockholder for its actions or inaction, taken or suffered in good faith and in reliance on the provisions of this Agreement, provided, that such action or inaction does not constitute fraud, bad faith, willful misconduct or gross negligence. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Stockholders to modify to that extent such other duties and liabilities of the Manager.

(c)               The Manager may consult with legal counsel and accountants selected by it and any act or omission taken or suffered by it on behalf of the Company or in furtherance of the interests of the Company, taken or suffered in good faith and in reasonable reliance thereon, upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and the Manager shall be fully protected and held harmless in so acting or omitting to act; provided, such counsel or accountants were selected and monitored with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the exculpation of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Section 14.	Indemnification.

(a)               To the fullest extent permitted by law, the Company shall indemnify and save harmless each Indemnitee from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on behalf of the Company or any of its Subsidiaries or in furtherance of the interests of the Company or otherwise arising out of or in connection with the affairs of the Company, its Subsidiaries or Affiliates, including the performance by such Indemnitee of any of the Manager’s responsibilities under this Agreement and/or under the governing documents of any Subsidiary or otherwise in connection with the matters contemplated herein or therein; provided, that: (i) an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws; (ii) nothing herein shall constitute a waiver or limitation of any rights which a Stockholder or the Company may have under applicable securities laws or other laws and which may not be waived; and (iii) the Company’s obligations hereunder shall not apply with respect to (x) economic losses or tax obligations incurred by any Indemnitee as a result of such Indemnitee’s ownership of an interest in the Company, or in Royalty Investments, (y) expenses of the Company that an Indemnitee has agreed to bear or (z) amounts recoverable by the Indemnitee from other sources (including without limitation insurance) as provided in Section 14(d). The satisfaction of any indemnification and any saving harmless pursuant to this Section shall be from and limited to Company assets, and no Stockholder shall have any personal liability on account thereof. The conduct of the Manager and HCRX EPA shall be attributed to one another for purposes of determining whether indemnification is available pursuant to this Section and whether conduct meets the standards set forth in Section 13 (Exculpation).

(b)               Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder.

(c)               The right of any Indemnitee to the indemnification provided herein shall extend to such Indemnitee’s heirs, executors, administrators, successors, assigns and legal representatives and shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity. Notwithstanding the foregoing, no Indemnitee may have any other rights to indemnification from the Company or enter into, or make any claim under, any other agreement with the Company (whether direct or indirect) providing for indemnification except as otherwise set forth in this Agreement.

(d)                Any Person entitled to indemnification from the Company hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the Manager, such Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Company and any other Person for which the Person entitled to indemnification from the Company hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Company shall be limited to the Company’s proportionate share thereof as determined by the Manager in light of its fiduciary duties to the Company and the Stockholders.

(e)               Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Section 15.       Limitations on Reference to the Manager. The Company shall not distribute or circulate any sales literature, promotional or, save where required by applicable law, regulation or court order, other material which contains any reference to the Manager without the prior approval of the Manager, and, where practicable, shall submit in draft form all such materials requiring approval of the Manager, allowing sufficient time for review by the Manager and its counsel prior to any deadline for printing. If the Manager ceases to furnish services to the Company, the Company at its expense:

(a)               as promptly as practicable, shall take all necessary action to cause the Organizational Documents to be amended to eliminate any reference to the Manager; and

(b)              within 60 days after the date on which the Manager ceases to furnish services to the Company, shall cease to use in any other manner, including use in any `sales literature or promotional material, the name of the Manager, save where required by applicable law, regulation or court order.

Section 16.        Term. This Agreement shall have an initial term of ten years ending on [July] [●], 2031 (the “Initial Term”), after which it shall automatically renew for a term of three years thereafter (a “Renewal Term”), unless either the Manager or the Company provides to the other party prior written notice of non-renewal at least 180 days prior to the expiration of the Initial Term.

Section 17.	Removal.

(a)               Subject to the following provisions of this Section 17, during the Initial Term and the Renewal Term, this Agreement may only be terminated by the Company for Cause.

(b)               If the Management Agreement with Holdings LP or any other Subsidiary is terminated for Cause then this Agreement shall automatically be terminated, and the provisions of Section 6 and Sections 7(a) and (b) shall no longer apply.

(c)               The Company shall have the right to terminate the Manager following (i) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgement, or (ii) an admission in writing of Cause by the Manager or HCRX EPA. In the event that Mr. Futch commits an act constituting Cause (while he is acting as chief executive officer of the Company), such action shall be imputed to HCRX EPA and the Manager. Any act constituting Cause committed by any other named executive officer of HCRX EPA or the Manager (including Mr. Futch if he is no longer acting as chief executive officer of the Company) shall not be imputed to HCRX EPA and the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with the Manager and HCRX EPA within such reasonable period of time as may be agreed to by the Board of Directors; provided that if such executive is not terminated within such period of time then such Cause event shall be imputed to HCRX EPA and the Manager.

Section 18.        Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state.

Section 19.          Confidentiality. Except as may be required by applicable law or by any regulatory authority or agency or as may otherwise be contemplated by this Agreement, each of the parties hereto hereby covenants and undertakes with the other party hereto to keep secret and confidential and not to disclose to any person any Confidential Information; provided, however, that no party shall be required to keep secret and confidential any Confidential Information which has properly entered the public domain otherwise than through the default of such party except where the parties are compelled to do so by any self-regulatory body or by applicable law. No public announcement shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement by either of the parties hereto without the prior approval of the other party hereto.

Section 20.         Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 21.         Force Majeure. The Manager shall not be responsible for any loss of or damage to any property, securities, instruments or other assets of the Company for any failure to fulfil any of its duties hereunder if such loss, damage or failure is directly or indirectly caused by or due to any act of God, storm, tempest, accident, fire, water damage, riot, civil commotion, rebellion, strike, lock-out, government or military action or any other cause or circumstance beyond the control of the Manager, provided that the Manager shall use all reasonable efforts to minimize the effects thereof.

Section 22.         Forum. To the fullest extent permitted by law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware), (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a proceeding must be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware). Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 23.          Notices.

(a)               Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) to the address or e-mail address on record.

(b)              Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery, if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; and when a reply e-mail acknowledging receipt is received by the sender, if e-mailed.

Section 24.          Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 25.           Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 26.          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit the Company, the Manager, each Indemnified Party and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., officers, partners and employees of the Manager and others who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent. No assignment (as that term is defined under the Advisers Act) by either party of all or any portion of its rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the other party to this Agreement.

Section 27.           Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.

Section 28.           Discretion; Good Faith. Whenever in this Agreement the Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Manager shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different investors.

Section 29.           Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 30.          Survival. The provisions of the Section entitled Operating and Personnel Payment (only to the extent that the Operating and Personnel Payment is earned by the Manager prior to termination of this Agreement), and the Sections entitled Covenant/Devotion of Time, Non-Competition, Exculpation, Indemnification, Limitations on Reference to the Manager, Choice of Law, Forum, Notices, Entire Agreement, Binding Effect; Assignment, Survival and Waiver of Jury Trial shall survive the termination of this Agreement.

Section 31.          Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HEALTHCARE ROYALTY, INC.	HCRX MANAGEMENT, LLC

By:	/s/	By:	/s/

Name: Clarke B. Futch	Name:
Title: Chairman & Chief Executive Officer	Title:

Management Agreement Signature Page

Exhibit A –Approved Actions

To be determined.

MANAGEMENT AGREEMENT

Dated as of July [●], 2021

This MANAGEMENT AGREEMENT (this “Agreement”) is effective as of the [●]th day of [July], 2021, among HEALTHCARE ROYALTY HOLDINGS, L.P., a Delaware limited partnership (“Holdings”), HCRX INTERMEDIATE HOLDCO, L.P., a Delaware limited partnership (“Intermediate HoldCo”), HCRX INVESTMENTS HOLDCO, L.P. a Delaware limited partnership (“Investments HoldCo”, and collectively with Intermediate HoldCo and Holdings, the “Partnership”), and HCRX MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Section 1 (Definitions).

R E C I T A L S:

WHEREAS, the Partnership was formed by Healthcare Royalty, Inc., a Delaware corporation (“Parent”) for the purpose of investing Parent’s assets in the Partnership and its Subsidiaries;

WHEREAS, the Partnership desires to avail itself of the experience, sources of information, advice and assistance of the Manager and to have the Manager perform various investment management services for the Partnership; and

WHEREAS, the Manager is willing to perform such services under the terms and conditions as set forth herein and in accordance with the terms of the Partnership’s Organizational Documents (as defined below) and subject to the oversight of the General Partner (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Definitions.

Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.
“Affiliate”	with respect to any specified Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for purposes of this Agreement, each of the Parent, the Partnership and Cowen shall not be deemed to be an Affiliate of the Manager.
“Agreement”	shall have the meaning set forth in the preamble of this Agreement.

“Applicable Party”	means HCRX EPA, the Manager or an executive officer of the Manager or HCRX EPA (including Mr. Futch).
“Applicable Percentage”	shall have the meaning set forth in Section 10.
“Board of Directors”	means the board of directors of the Parent.
“Business Day”	means a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.
“Cause”	will exist where (i) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused HCRX EPA or the Manager to commit) a material breach of a material provision of the Organizational Documents of Parent or the Partnership, or this Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused HCRX EPA or the Manager to commit) willful misconduct in connection with the performance of its duties under the terms of the Organizational Documents of Parent or the Partnership, or this Agreement, (iii) there is a declaration of bankruptcy by an Applicable Party, or (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) of the HCRX Group and its Affiliates (taken as a whole).

“Change of Control”	a change of control shall be deemed to have occurred if: (i) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Parent’s assets, (ii) a merger or consolidation of the Parent with or into any other Person or any other transaction or a series of related transactions, the result of which is that a third party (or a group of third parties) that is not an Affiliate of the Parent or the Manager immediately prior to such transaction acquires or holds capital stock of the Parent representing 40% of the Parent’s outstanding voting power immediately following such transaction, or (iii) a change in the composition of the Board of Directors as a result of which the majority of the members of the Board of Directors cease to be Continuing Directors. Notwithstanding the foregoing, the following events do not constitute a Change of Control: (A) a transaction (other than a sale of all or substantially all of the Parent’s assets) in which the holders of the voting securities of the Parent immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after such transaction; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Parent’s assets to an Affiliate of the Parent or the Manager; (C) the Parent’s initial public offering and any subsequent registered offerings or secondary sales by the Continuing Investors of any of the Parent’s securities, unless any such subsequent registered offering or secondary sale results in a third party who is not an Affiliate owning more than 40% of the Parent’s outstanding voting power immediately following such offering or sale; (D) a reincorporation of the Parent solely to change its jurisdiction; or (E) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Parent or any successor or indebtedness of the Parent is cancelled or converted or a combination thereof.
“Code”	means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Competing Fund”	means a Person or pooled investment or asset management vehicle investing in Royalty Investments, other than (i) the Parent, the Partnership or any of their respective direct or indirect Subsidiaries, (ii) any of the Legacy Vehicles for which the Manager or any of its Affiliates acts as the general partner or investment manager, or (iii) any Person or vehicle approved by the independent members of the Board of Directors.
“Confidential Information”	means any proprietary information relating to the organization, finances, business, transactions or affairs of the Partnership or the Manager or any of their Affiliates as the case may be.
“Continuing Director”	means, as of any date of determination, any member of the Board of Directors who: (i) was a member of the Board of Directors upon closing of the Parent’s initial public offering, or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Continuing Investors”	means the investors who received limited partnership interests in HCRX Feeder Fund L.P.

“Control”	means, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; provided, however, that customary approval and veto rights granted to minority equity holders of a Person shall not be deemed to constitute “Control” of such Person.
“Cowen”	means Cowen, Inc, a Delaware corporation, and its Affiliates
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“General Partner”	means HCRX Master GP, LLC.
“Good Reason”	means the occurrence of either of the following: (i) a failure by the Board of Directors to obtain Manager’s consent to an amendment of the Organizational Documents pursuant to Section 9(b) or to the adoption or amendment of any policy, compliance procedure or reporting requirement pursuant to Section 9(c) of this Agreement or (ii) a material breach by the Partnership (at the direction of the Board of Directors) of its obligations to Manager (without Manager’s prior waiver or consent) under this Agreement, which breach, if capable of being cured, is not cured within 30 days after the Partnership receives notice of such breach.
“HCRX EPA”	means HCRX EPA Holdings, LLC, a Delaware limited liability company.
“HCRX Group”	means the Parent and its Subsidiaries.
“Holdings”	shall have the meaning set forth in the preamble to this Agreement.
“Initial Term”	shall have the meaning set forth in Section 16.
“Indemnitee”	shall have the meaning set forth in Section 13(a).
“Legacy Vehicle”	means each of HealthCare Royalty Partners, L.P., HealthCare Royalty Partners II, L.P. and HealthCare Royalty Partners, II-A, L.P.
“Manager”	shall have the meaning set forth in the preamble of this Agreement.
“Operating and Personnel Payment”	shall have the meaning set forth in Section 10.

“Organizational Documents”	shall mean, (i) with respect to Parent, its certificate of incorporation and bylaws, (ii) with respect to each of Holdings, Intermediate HoldCo and Investments HoldCo, their respective certificates of limited partnership and limited partnership agreements.
“Partners”	means the limited partners of the Partnership.
“Person”	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.
“Renewal Term”	shall have the meaning set forth in Section 16.
“Royalties”	means intellectual property (including patents) or other contractual rights to income derived from the sales of, or revenues generated by, pharmaceutical, biopharmaceutical, medical and/or healthcare products, processes, devices, or enabling and delivery technologies that are protected by patents, trademarks or copyrights, governmental or other regulations or otherwise by contract, contractual rights to debt, and synthetic rights.
“Royalty Investment”	means any acquisition of (including, without limitation, any secondary purchase of existing assets), or financing or investment in, or any acquisition, financing or investment relating directly or indirectly to Royalties, which may include, without limitation (i) purchases of Royalties, (ii) Royalty notes, (iii) SYNTHETIC ROYALTYTM financings, (iv) ownership interests in any entities, including entities formed for the purpose of holding Royalties or substantially all of the assets of which consist of Royalties; (v) structured debt, (vi) any securities, investments or contracts that may provide a hedge for Royalties; and (vii) other assets and investments considered by the Manager to be related to the foregoing.
“Royalty Receipts”	means, with respect to each investment that is indirectly held by the Partnership through a Subsidiary, all cash or other proceeds received in respect of such investment during the applicable period.
“Subsidiary”	of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 2.        Interpretation and Construction.

(a)       In this Agreement, unless a clear contrary intention appears:

(i)       common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii)       where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii)       “any” shall mean “one or more”;

(iv)       “including” and with correlative meaning “include” means including without limiting the generality of any description preceding such term; and

(v)       all references to “funds”, “dollars” or “payments” shall mean United States dollars.

(b)       The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

Section 3.     Appointment of the Manager. The General Partner, pursuant to Section 5.2(a) of the Partnership Agreement, hereby appoints the Manager to assist the General Partner in the performance of the investment advisory duties and responsibilities of the General Partner as the general partner of the Partnership in accordance with the Partnership Agreement, which may include, without limitation, (a) sourcing, identifying and evaluating prospective Royalty Investments, (b) structuring and negotiating the acquisition and disposition of Royalty Investments on behalf of the Partnership, (c) monitoring Royalty Investments and (d) performing the day-to-day investment and administrative operations of the Partnership. Pursuant to Section 17-403 of the Delaware Act, such delegation of authority to the Manager shall not cause the Manager to be a general partner of the Partnership and shall not cause the General Partner to cease to be a general partner of the Partnership. The Manager shall perform its obligations under this Agreement in a diligent and timely manner that complies with the terms and conditions set forth in the Partnership Agreement.

Section 4.     Authority of the Manager. In connection with its obligations hereunder, the Manager shall have the authority for and in the name of the Partnership, subject to Section 5 (Policies of the Partnership) and Section 9 (Investments), to:

(a)               invest the Partnership’s assets, through Holdings or any other Subsidiary of Holdings;

(b)               direct the formulation of investment policies and strategies for the Partnership in accordance with Section 9 hereof, and identify, source, select, evaluate and approve the investment of Partnership funds, all in accordance with the provisions and limitations of this Agreement;

(c)               open, maintain and close bank accounts, make wire transfers and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d)               incur expenses and obtain reimbursement from the Partnership for such expenses in accordance with Section 12 of this Agreement;1

(e)               investigate, select and, on behalf of the Partnership, engage and conduct business with (including enter contracts with) such Persons as the Manager deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical and scientific advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, consultants and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(f)                negotiate, enter into, execute, maintain, modify and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Partnership and do or perform all such things as may be necessary or advisable in furtherance of the Partnership’s powers, objects or purposes or to the conduct of the Partnership’s activities, including (i) entering into acquisition agreements to make or dispose of investments (or consenting or authorizing any Subsidiary to do the same) which agreements may include such representations, warranties, covenants, indemnities and guaranties as the Manager deems necessary or advisable and (ii) entering in financing, loan or credit agreements contracts, undertakings or arrangements, and incurring indebtedness thereunder, in such amounts as the Manager deems necessary or advisable;

(g)               make, in its sole discretion, any and all elections for U.S. federal, state, local and foreign tax matters;

(h)               manage, acquire or dispose of investments for the Partnership as permitted hereunder and under the Organizational Documents;

(i)                 vote, in its sole discretion, any shares, units or interests of any Subsidiary held by the Partnership or otherwise authorize, approve or adopt any matter presented to the holders of shares, units or interests of any Subsidiary held by the Partnership;

(j)                 engage attorneys, independent accountants, other service providers, investment banks, accountants and other advisers and such other Persons as the Manager may deem necessary or advisable;

1 Note to Ropes: The idea here was to clarify that Manager is permitted to undertake the activities for which it is permitted to seek reimbursement pursuant to Section 12.

(k)               provide service providers and advisers to the Partnership, with such information and instructions as may be necessary to enable such service providers and advisers to perform their duties in accordance with the applicable agreements;

(l)                 oversee all reporting, recordkeeping, internal controls and similar matters in a manner to allow the Partnership and Parent to comply with applicable law, including the Sarbanes-Oxley Act of 2002;

(m)             manage communications with Partners of the Partnership and stockholders of Parent, including answering phone calls, preparing and sending written and electronic reports and other communications;

(n)               maintain accounting data and any other information concerning the activities of the Partnership and Parent as shall be needed to prepare and file all periodic financial reports and returns required to be filed by the Parent with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

(o)               authorize any partner, member, employee or other agent of the Manager or its Affiliates or other agent of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing; and

(p)               do any and all acts on behalf of the Partnership as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to their interest in any Person, including the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of proceedings and other like or similar matters.

The Partnership hereby appoints the Manager as its attorney-in-fact to act in the Partnership’s name, place and stead on behalf of the Partnership in any and all matters relating to the investment of the cash and other assets of the Partnership and to sign, execute and deliver any and every conceivable right (including, without limitation, any contract, agreement, instrument, consent, notice or acknowledgement) and to do all other acts and things and take any and every act or action, in each case in the Partnership’s name and on the Partnership’s behalf, which the Manager in its sole discretion deems necessary or otherwise appropriate in the performance of its duties under this Agreement. The power of attorney hereby granted by the Partnership to the Manager pursuant to this Section shall remain in force during the continuance of this Agreement and all acts done and documents signed or executed by the Manager in good faith in the purported exercise of any authority conferred by or purport to this power of attorney shall for all purposes be valid and binding on the Manager.

Section 5.     Policies of the Partnership.

(a)	The activities engaged in by the Manager on behalf of the Partnership shall be subject to the written policies, instructions, oversight and control of the General Partner.

(b)	Within 30 days after the beginning of each quarter, the Manager shall provide the General Partner with a summary of all investment activities undertaken in the prior quarter, along with any other material developments in the business or activities of the Partnership. In addition, the Manager shall meet with the General Partner on a quarterly basis to discuss its activities on behalf of the Partnership.

(c)	The General Partner’s rights pursuant to Section 5(b) are informational only, and the General Partner shall have no consent rights over any investments except as otherwise provided in the Organizational Documents of the Partnership or in the investment policies of the Partnership.

Section 6.     Covenant/Devotion of Time. The Manager shall not manage another entity that invests or acquires, directly or indirectly, Royalty Investments, other than the Parent, the Partnership, or any of their direct or indirect Subsidiaries, and any Legacy Vehicle. The executives of the Manager must devote substantially all of their business time and attention to managing the Parent, the Partnership, or any of their direct or indirect Subsidiaries, and any Legacy Vehicle, unless otherwise approved by the General Partner and the Board of Directors. Any action that has been approved by the General Partner and the Board of Directors as set forth in the immediately preceding sentence shall be set forth on Exhibit B, which shall be amended from time to time to reflect any actions approved by the General Partner and the Board of Directors after the date of this Agreement. The provisions of this Section 6 shall no longer apply following the occurrence of a Change of Control or Good Reason event, and the taking of any actions inconsistent with this Section 6 shall not be taken into account in determining whether an Applicable Party has committed an act that would constitute “Cause”.

Section 7.     Non-Competition and Non-Solicit.

(a)       Every named executive officer of the Manager shall not during its tenure as an executive of the Manager and for a period of 12-months following the termination of its engagement with or employment by the Manager directly or indirectly, close, advise, raise money for, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund. Manager shall cause each of its key employees to enter into non-competition agreements with Manager that are substantially consistent with the terms of this Section 7, unless such agreement would be prohibited by applicable law, rule or regulation.

(b)       Each of the Manager and its Affiliates shall not during the time it is acting as manager or general partner or in a similar capacity for the Partnership and for a period of 12-months following any termination of this Agreement for Cause directly or indirectly, close, advise, raise money for, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund.

(c)       The provisions of Section 7(a) and Section 7(b) shall no longer apply upon the occurrence of a Change of Control or a Good Reason event, and the taking of any such actions shall not be taken into account in determining whether an Applicable Party has committed an act that would constitute “Cause”.

(d)        During the time that Manager is acting as manager or general partner or in a similar capacity for the Company and for a period of 12-months following any termination of this Agreement for Cause, the Manager shall use commercially reasonable efforts to cause Cowen not to, directly or indirectly, close, advise, raise money for, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund.

Section 8.      Status of the Manager. The Manager shall, for all purposes hereof, be an independent contractor and not an employee of the Partnership and nothing in this Agreement shall be construed as making the Partnership a partner or co-venturer with the Manager or any of its Affiliates or other funds, investment vehicles or accounts to which Manager provides investment services. The Manager shall not have authority to act for, represent, bind or obligate the Partnership, except as specifically provided in this Agreement.

Section 9.      Investments. All investments of the Partnership and other activities undertaken by the Manager on behalf of the Partnership shall at all times conform to and be in accordance with the requirements imposed by the following:

(a)               any provisions of applicable law and regulation;

(b)              provisions of the Organizational Documents; provided, however, that the Manager shall not be bound by any amendment of any Organizational Document unless and until it has been given written notice thereof and has been provided with a copy of such amendment and, provided, further, that Manager’s consent shall be required for any such amendment that is materially adverse to the Manager or that imposes materially different obligations or restrictions on the Manager;

(c)               without prejudice to Section 5, such policies, compliance procedures and reporting requirements as may be adopted from time to time by the General Partner; provided, however, that the Manager shall not be bound by any such policies, unless and until it has been given written notice thereof and provided, further, that Manager’s consent shall be required for any such policies that constitute a materially adverse change or materially different change to the policies applicable to Manager.

For the purpose of Section 9(b)-(c), a “materially different” provision or policy shall include, without limitation, any material change in the number of investments the Manager may execute in a given year or any change in the industries in which Manager may make investments.

Section 10.       Operating and Personnel Payment.

(a)               The Partnership shall pay the Manager a quarterly operating and personnel payment equal to the Applicable Percentage (as defined below) multiplied by the amount of Royalty Receipts in such quarter (such aggregate amount, the “Operating and Personnel Payment”). For purposes of this Section 10 and with respect to a particular quarter, the “Applicable Percentage” will be determined based on the amount of Royalty Receipts of the Partnership in such quarter together with the Royalty Receipts of the preceding three quarters (the “Trailing Royalty Receipt Amount”) and in accordance with the following schedule:

Applicable Percentage	Trailing Royalty Receipt Amount
7.5%	Less than $750 million.
7.0%	More than or equal to $750 million but less than $1 billion
6.5%	More than or equal to $1 billion

(b)               The Operating and Personnel Payment shall be payable by the Company (i) for the first fiscal quarter, on the date that is 3 Business Days after the date hereof, and (ii) therafter, quarterly in arrears as of the last Business Day of each fiscal quarter based, in each case on the estimated projected Royalty Receipts from Royalty Investments as of such date. The Manager shall recalculate the Operating and Personnel Payment based on the actual Royalty Receipts from Royalty Investments following the date on which the Partnership’s financial statements are finalized. If it is determined based on such recalculation that (i) the finalized Operating and Personnel Payment exceeded prior payments of the Operating and Personnel Payment, then the amount of any shortfall shall be added to the next Operating and Personnel Payment that becomes due or (ii) prior payments of the Operating and Personnel Payment exceeded the finalized Operating Personnel and Expense Fee, then such excess shall be deducted from the next Operating and Personnel Payment that becomes due.

(c)               The Partnership and its Subsidiaries shall have no employees of their own.

(d)               For any partial fiscal quarter in respect of which the Operating and Personnel Payment is being paid, including in the event that this Agreement is terminated for Cause, the Partnership shall pay an amount equal to the Applicable Percentage multiplied by the amount of Royalty Receipts received during such partial fiscal quarter.

(e)               The Operating and Personnel Payment shall be reduced by the amount of any operating and personnel payments that are paid to the Manager by Parent pursuant to the management agreement between Parent and the Manager.

(f)                To the extent that an investment of the Partnership is made through any Affiliate or Subsidiary other than Intermediate HoldCo or Investment HoldCo, then the Partnership shall cause, or permit the Manager to cause, such Affiliate or Subsidiary to enter into a management agreement with the Manager on substantially the same terms as the Management Agreement between the Manager and Holdings, including with respect to any operating and personnel payment.

Section 11.      Expenses of the Manager. The Manager or its Affiliates, but not the Partnership or any of its Subsidiaries or any Partner, shall bear and be charged with the following costs and expenses of the Partnership’s activities: (a) any costs and expenses of providing to the Partnership the office overhead necessary for the Partnership’s operations, including, but not limited to, rent and other normal overhead and operating expenses; (b) the compensation of the Manager’s personnel, including, but not limited to, benefits, and other expenses for such personnel; and (c) similar expenses to the extent that such expenses are not subject to reimbursement by the Partnership pursuant to Section 12 (Partnership Expenses).

Section 12.     Partnership Expenses. The Partnership shall bear and be charged with all expenses of the Partnership and its Subsidiaries (through its investment in such Subsidiaries) other than expenses that are expressly borne by the Manager pursuant to Section 11 (Expenses of the Manager) including, without limitation, the following costs and expenses of the Partnership:

(a)               all organizational, administrative and operating expenses incurred on its behalf, including interest and financing expenses, expenses of custodians, administrators, accountants, auditors, outside counsel and other similar service providers, the cost of the preparation of financial statements, reports to Partners, the annual audit, financial and tax returns, tax and other similar reports required for the Partnership and the Partners, extraordinary items such as litigation, indemnification and other similar expenses, and any taxes, fees or other government charges levied against the Partnership;

(b)                independent valuation expenses (if applicable);

(c)               expenses incurred in providing any reporting to Partners, the General Partner, the Parent or the stockholders of the Parent or regulatory reporting, printing and mailing costs;

(d)               third party research costs and expenses, including consultants, senior advisors, and regional advisors to the Partnership;

(e)               administrative expenses (including any fee payable to an administrator, if appointed by the Partnership), government fees and taxes (if any);

(f)                expenses incurred in connection with any meeting of the Partners, including, without limitation, travel, meal and lodging expenses and ancillary activities related thereto;

(g)               fees and expenses related to regulatory compliance burdens of the Partnership or any Subsidiary or any investment of any Subsidiary;

(h)               premiums for insurance;

(i)                 out-of-pocket expenses incurred in connection with complying with the provisions of any side letters;

(j)                 any registration or filing fees relating to the Partnership or any Subsidiary;

(k)               all out-of-pocket costs and expenses, if any, incurred in sourcing, analyzing, conducting due diligence, holding, developing, negotiating, structuring, acquiring and disposing of investments and prospective investments, whether or not ultimately made, and managing and disposing of actual investments, including without limitation any financing, legal, accounting, advisory and consulting expenses in connection therewith (to the extent the Manager is not otherwise reimbursed by another party or the costs are not capitalized as part of the acquisition price of the transaction);

(l)                 expenses (including travel expenses) incurred in connection with sourcing and investigating investment opportunities, developing business opportunities for the Subsidiaries of the Partnership and monitoring their investments (including attending medical and industry conferences), and in connection with attending and or sponsoring life science industry conferences and marketing events;

(m)             interest on and fees and expenses arising out of all borrowings made by or on behalf of the Partnership, including, but not limited to, the arranging thereof;

(n)               costs of any litigation, Directors & Officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;

(o)               expenses of liquidating the Partnership;

(p)               all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership;

(q)               any expenses in connection with the General Partner;

(r)                legal and accounting fees and expenses and other expenses incurred by the Partnership in connection with the preparation for, and conduct and closing of any offering of additional interests in the Partnership or shares in the Parent;

(s)                 the Partnership’s pro rata share of the expenses incurred in the formation of any Subsidiary; and

(t)               any costs and expenses incurred in connection with the contemplation of, formation of, listing and ongoing operation of the Partnership, including any third-party expenses of managing the Partnership, such as accounting, audit, legal, reporting, compliance, administration (including directors’ fees), financial advisory, consulting, investor relations, and insurance expenses relating to the affairs of the Partnership.

The Partnership shall promptly reimburse the Manager or any of its Affiliates, as the case may be, to the extent that any of the costs and expenses set forth in this Section 12 are paid by such entities, provided, however, that any expenses incurred by the Manager or any of its Affiliates on behalf of the Partnership and the Parent shall only be reimbursed once, and the Partnership will have no obligation to reimburse the Manager for any expenses to the extent the Parent has reimbursed the Manager for such expenses pursuant to the Management Agreement between the Parent and the Manager.

Section 13.      Exculpation.

(a)               To the fullest extent permitted by law, none of the Manager, its Affiliates including HCRX EPA and their respective officers, directors, stockholders, members, employees, agents and partners, and any other person who serves at the request of the Manager on behalf of the Partnership as an officer, director, employee or agent of, or with respect to, any other entity (each, an “Indemnitee”) shall be liable to the Partnership or any Subsidiary or any Partner for (i) any act or omission taken or suffered by an Indemnitee in connection with the conduct of the affairs of the Partnership or otherwise in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws by such Indemnitee, and except that nothing herein shall constitute a waiver or limitation of any rights which a Partner of the Partnership may have under applicable securities laws or other laws and which may not be waived, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Partnership selected and monitored by the Manager with reasonable care.

(b)               To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or another Partner, the Manager acting under this Agreement or refraining from taking action under this Agreement, shall not be liable to the Partnership or to any such other Partner for its actions or inaction, taken or suffered in good faith and in reliance on the provisions of this Agreement, provided, that such action or inaction does not constitute fraud, bad faith, willful misconduct or gross negligence. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the Manager.

(c)               The Manager may consult with legal counsel and accountants selected by it and any act or omission taken or suffered by it on behalf of the Partnership or in furtherance of the interests of the Partnership, taken or suffered in good faith and in reasonable reliance thereon, upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and the Manager shall be fully protected and held harmless in so acting or omitting to act; provided, such counsel or accountants were selected and monitored with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the exculpation of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Section 14.     Indemnification.

(a)               To the fullest extent permitted by law, the Partnership shall indemnify and save harmless each Indemnitee from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on behalf of the Partnership or any of its Subsidiaries or in furtherance of the interests of the Partnership or otherwise arising out of or in connection with the affairs of the Partnership, its Subsidiaries or Affiliates, including the performance by such Indemnitee of any of the Manager’s responsibilities under this Agreement and/or under the governing documents of any Subsidiary or otherwise in connection with the matters contemplated herein or therein; provided, that: (i) an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws; (ii) nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable securities laws or other laws and which may not be waived; and (iii) the Partnership’s obligations hereunder shall not apply with respect to (x) economic losses or tax obligations incurred by any Indemnitee as a result of such Indemnitee’s ownership of an interest in the Partnership, or in Royalty Investments, (y) expenses of the Partnership that an Indemnitee has agreed to bear or (z) amounts recoverable by the Indemnitee from other sources (including without limitation insurance) as provided in Section 14(d). The satisfaction of any indemnification and any saving harmless pursuant to this Section shall be from and limited to Partnership assets, and no Partner shall have any personal liability on account thereof. The conduct of the Manager and HCRX EPA shall be attributed to one another for purposes of determining whether indemnification is available pursuant to this Section and whether conduct meets the standards set forth in Section 13 (Exculpation).

(b)               Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder.

(c)               The right of any Indemnitee to the indemnification provided herein shall extend to such Indemnitee’s heirs, executors, administrators, successors, assigns and legal representatives and shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity. Notwithstanding the foregoing, no Indemnitee may have any other rights to indemnification from the Partnership or enter into, or make any claim under, any other agreement with the Partnership (whether direct or indirect) providing for indemnification except as otherwise set forth in this Agreement.

(d)               Any Person entitled to indemnification from the Partnership hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the Manager, such Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined by the Manager in light of its fiduciary duties to the Partnership and the Partners.

(e)               Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Section 15.     Limitations on Reference to the Manager. The Partnership shall not distribute or circulate any sales literature, promotional or, save where required by applicable law, regulation or court order, other material which contains any reference to the Manager without the prior approval of the Manager, and, where practicable, shall submit in draft form all such materials requiring approval of the Manager, allowing sufficient time for review by the Manager and its counsel prior to any deadline for printing. If the Manager ceases to furnish services to the Partnership, the Partnership at its expense:

(a)               as promptly as practicable, shall take all necessary action to cause the Organizational Documents to be amended to eliminate any reference to the Manager; and

(b)               within 60 days after the date on which the Manager ceases to furnish services to the Partnership, shall cease to use in any other manner, including use in any `sales literature or promotional material, the name of the Manager, save where required by applicable law, regulation or court order.

Section 16.    Term. This Agreement shall have an initial term of ten years ending on [●] [●], 2031 (the “Initial Term”), after which it shall automatically renew for a term of three years thereafter (a “Renewal Term”), unless either the Manager or the Partnership provides to the other party prior written notice of non-renewal at least 180 days prior to the expiration of the Initial Term.

Section 17.     Removal.

(a)               Subject to the following provisions of this Section 17, during the Initial Term and the Renewal Term, this Agreement may only be terminated by the Partnership for Cause.

(b)               If the Management Agreement with Parent or any other Subsidiary is terminated for Cause then this Agreement shall automatically be terminated, and the provisions of Section 6 and Sections 7(a) and (b) shall no longer apply.

(c)               The Partnership shall have the right to terminate the Manager following (i) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgement, or (ii) an admission in writing of Cause by the Manager or HCRX EPA. In the event that Mr. Futch commits an act constituting Cause (while he is acting as chief executive officer of the Company), such action shall be imputed to HCRX EPA and the Manager. Any act constituting Cause committed by any other named executive officer or key employee of HCRX EPA or the Manager (including Mr. Futch if he is no longer acting as chief executive officer of the Company) shall not be imputed to HCRX EPA and the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with the Manager and HCRX EPA within such reasonable period of time as may be agreed to by the General Partner; provided that if such executive is not terminated within such period of time then such Cause event shall be imputed to HCRX EPA and the Manager.

Section 18.     Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state.

Section 19.     Confidentiality. Except as may be required by applicable law or by any regulatory authority or agency or as may otherwise be contemplated by this Agreement, each of the parties hereto hereby covenants and undertakes with the other party hereto to keep secret and confidential and not to disclose to any person any Confidential Information; provided, however, that no party shall be required to keep secret and confidential any Confidential Information which has properly entered the public domain otherwise than through the default of such party except where the parties are compelled to do so by any self-regulatory body or by applicable law. No public announcement shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement by either of the parties hereto without the prior approval of the other party hereto.

Section 20.      Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 21.      Force Majeure. The Manager shall not be responsible for any loss of or damage to any property, securities, instruments or other assets of the Parent for any failure to fulfil any of its duties hereunder if such loss, damage or failure is directly or indirectly caused by or due to any act of God, storm, tempest, accident, fire, water damage, riot, civil commotion, rebellion, strike, lock-out, government or military action or any other cause or circumstance beyond the control of the Manager, provided that the Manager shall use all reasonable efforts to minimize the effects thereof.

Section 22.     Forum. To the fullest extent permitted by law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware), (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a proceeding must be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware). Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 23.     Notices.

(a)               Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) to the address or e-mail address on record.

(b)               Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery, if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; and when a reply e-mail acknowledging receipt is received by the sender, if e-mailed.

Section 24.     Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 25.      Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 26.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit the Parent, the Manager, each Indemnified Party and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., officers, partners and employees of the Manager and others who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent. No assignment (as that term is defined under the Advisers Act) by either party of all or any portion of its rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the other party to this Agreement.

Section 27.     Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.

Section 28.     Discretion; Good Faith. Whenever in this Agreement the Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Manager shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different investors.

Section 29.    Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 30.    Survival. The provisions of the Section entitled Operating and Personnel Payment (only to the extent that the Operating and Personnel Payment is earned by the Manager prior to termination of this Agreement), and the Sections entitled Covenant/Devotion of Time, Non-Competition, Exculpation, Indemnification, Limitations on Reference to the Manager, Choice of Law, Forum, Notices, Entire Agreement, Binding Effect; Assignment, Survival and Waiver of Jury Trial shall survive the termination of this Agreement.

Section 31.     Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HEALTHCARE ROYALTY HOLDINGS, LP		HCRX MANAGEMENT, LLC
By:	HCRX Master GP, LLC

By:	/s/	By:	/s/
Name: Clarke B. Futch		Name:
Title: Chairman & Chief Executive Officer		Title:

HCRX INTERMEDIATE HOLDCO, L.P.
By:	HCRX Master GP, LLC

By:	/s/
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCRX INVESTMENTS HOLDCO, L.P.
By:	HCRX Master GP, LLC

By:	/s/
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

Exhibit B

Approved Actions

Discuss.